EXHIBIT (a)(14)

                                  AMENDMENT TO
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                          DATED AS OF DECEMBER 9, 2003
                                 BY AND BETWEEN
                               NEIGHBORCARE, INC.
                                       AND
                              JOHN F. GAITHER, JR.

                  This Amendment (this "Amendment") is entered into as of June 22, 2004 by and among John F. Gaither, Jr. (the "Executive") and Neighborcare, Inc. (f.k.a., Genesis Health Ventures, Inc.) (the "Company"), with regard to that certain Amended and Restated Employment Agreement entered into by and between the Executive and the Company and amended and restated as of December 9, 2003 (the "Agreement"). All capitalized terms used herein without definition will have the meaning given them in the Agreement.

                  WHEREAS, the Executive is currently employed by the Company;

                  WHEREAS, the terms of the Executive's employment are currently governed by the Agreement;

                  WHEREAS, the Company and the Executive wish to amend the terms of the Agreement effective as of the date hereof on the terms and conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Company and the Executive have agreed and do hereby agree as follows:

1.        The following paragraph shall be added to the end of Section 4(d):

          "In the event that the Executive resigns from the Company's employ during the ninety (90) day period commencing on the date that is six
          (6) months after a Change of Control (as defined in Section 6) for any reason by providing the Company with a written notice of termination, the Executive shall be considered to have resigned for "Good Reason" for all purposes of this Agreement."

2.        The following sentence shall be added to the end of Section 5(c)(i):

          "Notwithstanding the foregoing, in the event that a termination of the Executive's employment described in the first sentence of this Section 5(c)(i) shall be during the two year period following a Change of Control (as defined in Section 6), in lieu of the amount set forth under clause (I) of Section 5(c)(i), the Company shall make a lump-sum cash payment to the Executive, within thirty (30) days after the Date of Termination, equal to the product of (A) two and (B) the sum of (x) the Executive's Average Base Salary and (y) the Executive's Average Assumed Cash Incentive Compensation.


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3.        The following paragraph shall be added at the end of Section 6 of the
Agreement:

         "Notwithstanding anything to the contrary contained in an equity compensation plan of the Company or in any award agreements granted thereunder, upon a Change inControl, any and all equity-based compensation awards held by the Executive that are outstanding as of a Change in Control and which are not then exercisable or vested shall vest in full and become immediately exercisable, unless (1) otherwise specifically provided by a specific reference to this Agreement in an equity compensation plan of the Company or in any award agreements granted thereunder or (2) 75 percent of the Incumbent Directors (as defined in the Company's 2004 Performance Incentive Plan) determine prior to a Change in Control that the immediate vesting provided for in this sentence shall not occur, in which case the provision of the grant or of this employment agreement that otherwise determined the vesting schedule for such awards shall continue to control."

4. Except as explicitly set forth herein, the Agreement will remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                                         NEIGHBORCARE, INC.



                                         By:   /s/ John J. Arlotta
                                            ------------------------------------
                                            Name:  John J. Arlotta
                                            Title: Chairman, President and
                                                   Chief Executive Officer



                                               /s/ John F. Gaither, Jr.
                                         ---------------------------------------
                                         JOHN F. GAITHER, JR.



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